                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (AMENDMENT NO. 2)

                               ________________

                                 ABC-NACO Inc.
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
                        (Title of Class of Securities)

                                   000752105

                               Brian P. Friedman
                          FS Private Investments LLC
                        FS Private Investments III LLC
                        520 Madison Avenue, 8/th/ Floor
                           New York, New York  10022
                                (212) 284-1700


   (CUSIP Number)(Name, Address and Telephone Number of Person Authorized to

                      Receive Notices and Communications)

                                With a Copy to:

                           Carmen J. Romano, Esquire
                                    Dechert
                           4000 Bell Atlantic Tower
                               1717 Arch Street
                       Philadelphia, Pennsylvania  19103
                                (215) 994-4000

                                 June 25 2001
            (Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D
------------------------------------------------------------------------------
CUSIP NO. 000752105                                                   Page 1

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      FS Private Investments LLC        13-3940694
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,654,444 shares of Common Stock issuable upon the
     OWNED BY             conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
       EACH               shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 2,989,800 Warrants
                          for Common Stock
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          9

                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D
------------------------------------------------------------------------------
CUSIP NO. 000752105                                                   Page 2

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Furman Selz Investors II L.P.     13-3937561
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,340,039 shares of Common Stock issuable upon the
     OWNED BY             conversion of 139,304 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,635,800
       EACH               shares of Common Stock issuable upon the conversion of
                          65,895 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 2,635,800 Warrants
                          for Common Stock
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          9

                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,340,039 shares of Common Stock issuable upon the conversion of 139,304 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,635,800 shares of Common Stock issuable upon the conversion of 65,895 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,635,800 Warrants for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,340,039 shares of Common Stock issuable upon the conversion of 139,304 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,635,800 shares of Common Stock issuable upon the conversion of 65,895 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,635,800 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      20.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                             Page 3

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Employee Investors LLC                13-3937563
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                           0

     NUMBER OF     -----------------------------------------------------------
                          SHARED VOTING POWER
      SHARES         8
                          200,558 shares of Common Stock issuable upon the
   BENEFICIALLY           conversion of 11,939 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 225,600
     OWNED BY             shares of Common Stock issuable upon conversion of
                          5,640 shares of Series C Cumulative Convertible
       EACH               Participating Preferred Stock and 225,600 Warrants for
                          Common Stock
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         9

       WITH               0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          200,558 shares of Common Stock issuable upon the conversion of 11,939 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 225,600 shares of Common Stock issuable upon conversion of 5,640 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 225,600 Warrants for
                          Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      200,558 shares of Common Stock issuable upon the conversion of 11,939 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 225,600 shares of Common Stock issuable upon the conversion of 5,640 shares of Series C Cumulative Convertible Participating Preferred Stock and 225,600 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                             Page 4

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Parallel Fund L.P.                          13-3974766
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
                           0
     NUMBER OF
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     8
   BENEFICIALLY           113,846 shares of Common Stock issuable upon the
                          conversion of 6,777 shares of Series B-1 Cumulative
     OWNED BY             Convertible Participating Preferred Stock, 128,400
                          shares of Common Stock issuable upon conversion of
       EACH               3,210 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 128,400 Warrants for
    REPORTING             Common Stock
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     9
       WITH
                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          113,846 shares of Common Stock issuable upon the conversion of 6,777 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 128,400 shares of Common Stock issuable upon conversion of 3,210 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 128,400 Warrants for
                          Common Stock

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      113,846 shares of Common Stock issuable upon the conversion of 6,777 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 128,400 shares of Common Stock issuable upon the conversion of 3,210 shares of Series C Cumulative Convertible Participating Preferred Stock and 128,400 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 5
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Furman Selz Investments II L.L.C.      13-3937560
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,654,444 shares of Common Stock issuable upon the
     OWNED BY             conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
       EACH               shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 2,989,800 Warrants
                          for Common Stock
      PERSON       ---------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          9

                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 6
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      FS Private Investments III LLC          13-4127833
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,654,444 shares of Common Stock issuable upon the
     OWNED BY             conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
       EACH               shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
    REPORTING             Participating Preferred Stock and 2,989,800 Warrants
                          for Common Stock
      PERSON
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     9
                          0
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          2,654,444 shares of Common Stock issuable upon the
                          conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
                          shares of Common Stock issuable upon the conversion of
                          74,745 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 2,989,800 Warrants
                          for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                          Page 7
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Furman Selz Investors III LLC               13-4121999

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [_]
                                                                       (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      OO
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
      NUMBER OF      7    SOLE VOTING POWER

        SHARES            0
                        ------------------------------------------------------
      BENEFICIALLY
                     8    SHARED VOTING POWER
        OWNED BY
                          1,849,603 shares of Common Stock issuable upon the
         EACH             conversion of 110,108 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,083,200
       REPORTING          shares of Common Stock issuable upon the conversion of
                          52,080 shares of Series C Cumulative Convertible
      PERSON WITH         Participating Preferred Stock and 2,083,200 Warrants
                          for Common Stock
                        ------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0

                   -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                          1,849,603 shares of Common Stock issuable upon the conversion of 110,108 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,083,200 shares of Common Stock issuable upon the conversion of 52,080 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,083,200 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,849,603 shares of Common Stock issuable upon the conversion of 110,108 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,083,200 shares of Common Stock issuable upon the conversion of 52,080 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,083,200 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                             [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      16.2%

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                          Page 8
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Barings U.S. Leveraged Equity Plan LLC           13-4127834

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [_]
                                                                       (b) [X]

------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      OO
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
      NUMBER OF      7    SOLE VOTING POWER

        SHARES            0
                        ------------------------------------------------------
      BENEFICIALLY
                     8    SHARED VOTING POWER
        OWNED BY
                          562,483 shares of Common Stock issuable upon the
         EACH             conversion of 33,485 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 633,600
       REPORTING          shares of Common Stock issuable upon the conversion of
                          15,840 shares of Series C Cumulative Convertible
      PERSON WITH         Participating Preferred Stock and 633,600 Warrants for
                          Common Stock
                        ------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0

                   -----------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                          562,483 shares of Common Stock issuable upon the conversion of 33,485 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 633,600 shares of Common Stock issuable upon the conversion of 15,840 shares of Series C Cumulative Convertible Participating Preferred Stock and 633,600 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      562,483 shares of Common Stock issuable upon the conversion of 33,485 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 633,600 shares of Common Stock issuable upon the conversion of 15,840 shares of Series C Cumulative Convertible Participating Preferred Stock and 633,600 Warrants for Common Stock

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                            [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.9%

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                            Page 9

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING Barings Global Leveraged Equity Plan Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          242,357 shares of Common Stock issuable upon the
                          conversion of 14,428 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 273,000
                          shares of Common Stock issuable upon the conversion
                          of 6,825 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 273,000 Warrants
     OWNED BY             for Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          242,357 shares of Common Stock issuable upon the conversion of 14,428 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 273,000 shares of Common Stock issuable upon the conversion of 6,825 shares of Series C Cumulative Convertible Participating Preferred Stock and 273,000 Warrants for Common Stock
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      242,357 shares of Common Stock issuable upon the conversion of 14,428 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 273,000 shares of Common Stock issuable upon the conversion of 6,825 shares of Series C Cumulative Convertible Participating Preferred Stock and 273,000 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      2.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                            Page 10

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING Furman Selz Investments III LLC                     13-41278376
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          2,654,444 shares of Common Stock issuable upon the
                          conversion of 158,020 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 2,989,800
                          shares of Common Stock issuable upon the conversion
                          of 74,745 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 2,989,800 Warrants
     OWNED BY             for Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock

-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,654,444 shares of Common Stock issuable upon the conversion of 158,020 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 2,989,800 shares of Common Stock issuable upon the conversion of 74,745 shares of Series C Cumulative Convertible Participating Preferred Stock and 2,989,800 Warrants for Common Stock
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      23.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                            Page 11

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING Furman Selz Asset Management LLC                 13-4038444
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion
                          of 149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
     OWNED BY             for Common Stock
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

                          5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      46.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 12

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ING (U.S.) Financial Holdings Corporation        51-0262561


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      AF
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]
------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY      -----------------------------------------------------------
       EACH
    REPORTING        8    SHARED VOTING POWER
   PERSON WITH
                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
                   -----------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock

------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                     [_]
------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      46.4%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                              Page 13

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Bank N.V.


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      AF
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [_]

------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
------------------------------------------------------------------------------
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY
       EACH        -----------------------------------------------------------
    REPORTING        8    SHARED VOTING POWER
  PERSON WITH
                          5,308,887 shares of Common Stock issuable upon the
                          Conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
                   -----------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          5,308,887 shares of Common Stock issuable upon the Conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                       [_]
------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      46.4%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      BK
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                           Page 14

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ING Groep N.V.


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    SOURCE OF FUNDS

      AF
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [_]
------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
------------------------------------------------------------------------------
     NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY           0
     OWNED BY      -----------------------------------------------------------
       EACH
    REPORTING        8    SHARED VOTING POWER
  PERSON WITH
                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
                   -----------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                          0
                   -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                          5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES                                                         [_]
------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      46.4%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IC
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------

CUSIP NO. 000752105                                             Page 15

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Brian P. Friedman       ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      46.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13D

------------------------------------------------------------------------------
CUSIP NO. 000752105                                             Page 16

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James L. Luikart        ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          5,308,887 shares of Common Stock issuable upon the
                          conversion of 316,041 shares of Series B-1 Cumulative
                          Convertible Participating Preferred Stock, 5,979,600
                          shares of Common Stock issuable upon the conversion of
                          149,490 shares of Series C Cumulative Convertible
                          Participating Preferred Stock and 5,979,600 Warrants
                          for Common Stock
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,308,887 shares of Common Stock issuable upon the conversion of 316,041 shares of Series B-1 Cumulative Convertible Participating Preferred Stock, 5,979,600 shares of Common Stock issuable upon the conversion of 149,490 shares of Series C Cumulative Convertible Participating Preferred Stock and 5,979,600 Warrants for Common Stock
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      46.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13D

          This Amendment No. 2 to Schedule 13D ("Amendment No. 2") relates to a
Schedule 13D filed on March 8, 2000 ("Schedule 13D") and an Amendment No. 1 to
Schedule 13D filed on May 17, 2001 ("Amendment No. 1") with the Securities and Exchange Commission ("SEC"). This Amendment No. 2 amends and supplements
Schedule 13D and Amendment No. 1.

ITEM 1.   SECURITY AND ISSUER.

          This statement on Schedule 13D relates to shares of common stock, par value $.01 per share (the "Common Stock"), of ABC-NACO Inc., a Delaware corporation (the "Company") which has its principal executive offices at 2001 Butterfield Road, Suite 502, Downers Grove, Illinois 60515.

          FS Private Investments LLC ("Private Investments"), Furman Selz Investors II L.P. ("Investors"), FS Employee Investors LLC ("Employee Investors"), FS Parallel Fund L.P. ("Parallel Fund"), Furman Selz Investments II LLC ("FS Investments II"), FS Private Investments III LLC ("Private Investments III"), ING Furman Selz Investors III LP ("Investors III"), ING Barings U.S. Leveraged Equity Plan LLC ("Barings U.S."), ING Barings Global Leveraged Equity Plan Ltd. ("Barings Global") and ING Furman Selz Investments III LLC ("Investments III") have exchanged all of their shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") for shares of Series B-1 Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the "Series B-1 Preferred Stock") and purchased shares of Series C Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock") of the Company, both of which are convertible into shares of Common Stock. In connection with the purchase of the Series C Preferred Stock, these entities have also received immediately exercisable warrants to purchase Common Stock.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          The response set forth in Item 3 of Schedule 13D and Amendment No. 1 is hereby amended and supplemented by the following information:

          Pursuant to the Series C Preferred Stock Purchase Agreement (as defined in Item 4), Investors, Employee Investors, Parallel Fund, Investors III, Barings U.S. and Barings Global paid the Company $14,949,000.00 to purchase the Series C Preferred Stock and warrants. None of the proceeds used to purchase the securities were provided through borrowings of any nature.

ITEM 4.   PURPOSE OF TRANSACTION.

          The response set forth in Item 4 of Schedule 13D and Amendment No. 1 is hereby amended and supplemented by the following information:

          The Series C Preferred Stock was acquired for investment purposes.
The reporting persons intend to review on a continuing basis their investment in the Company and the Company's business, prospects and financial condition.
Based on such continuing review,
alternative investment opportunities available to the reporting persons and all other factors deemed relevant (including, without limitation the market for and price of Common Stock, offers for shares of the Common Stock, general economic conditions and other future developments), the reporting persons may decide to convert all or part of the Series C Preferred Stock, or sell or seek the sale of all or part of the Series C Preferred Stock.

          Pursuant to the Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated April 17, 2001 (the Series C Stock Purchase Agreement") by and among ABC-NACO Inc. and the entities listed on Exhibit A thereto (the
                                                      ---------
"Investors"), the Company issued 150,000 shares of Series C Preferred Stock, all of which were purchased by the Investors. The Investors also received 6,000,000 immediately exercisable warrants to purchase Common Stock at a price of $.01 per share and 6,000,000 warrants to purchase Common Stock at a price of $.01 per share, exercisable at a later date.

          The issuance of the Series C Preferred Stock constitutes a material change in the capitalization of the Company. If the Series C Preferred Stock is converted, in whole or in part, there could be a material change in the capitalization of the Company.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          The response set forth in Item 5 of Schedule 13D and Amendment No. 1 is hereby amended and supplemented by the following information:

(a) - (b)

                        NUMBER OF       PERCENT
                        SHARES TO BE    OF          SHARED        SHARED
                        BENEFICIALLY    COMMON      VOTING        INVESTMENT
NAME                    OWNED           STOCK       POWER         POWER
----------------------- ------------    ---------   -----------   --------
Private Investments      8,634,044      23.2        8,634,044     8,634,044

Investors                7,611,640      20.5        7,611,640     7,611,640

Employee Investors         651,758       1.8          651,758       651,758

Parallel Fund              370,646       1.0          370,646       370,646

FS Investments II        8,634,044      23.2        8,634,044     8,634,044

Private Investments III  8,634,044      23.2        8,634,044     8,634,044

Investors III            6,016,003      16.2        6,016,003     6,016,003

Barings U.S.             1,829,683       4.9        1,829,683     1,829,683

Barings Global             788,357       2.1          788,357       788,357


                        NUMBER OF       PERCENT
                        SHARES TO BE    OF          SHARED        SHARED
                        BENEFICIALLY    COMMON      VOTING        INVESTMENT
NAME                    OWNED           STOCK       POWER         POWER
----------------------- ------------    ---------   -----------   --------
Investments III          8,634,044      23.2        8,634,044     8,634,044

ING FS Management       17,268,087      46.4       17,268,087    17,268,087

ING U.S.                17,268,087      46.4       17,268,087    17,268,087

 NG Bank                17,268,087      46.4       17,268,087    17,268,087

ING Groep               17,268,087      46.4       17,268,087    17,268,087

Brian P. Friedman       17,268,087      46.4       17,268,087    17,268,087

James L. Luikart        17,268,087      46.4       17,268,087    17,268,087


          As of May 2, 2001, the Company had 19,872,242 shares of Common Stock outstanding.

     (b)  See the answer to Item 2 hereof.

     (c) Other than the transactions described herein, no transactions by any of the reporting persons required to be reported by this Item have taken place in the last sixty (60) days.

     (d) The limited partners of the Investors and Parallel Fund and the members of Employee Investors, Barings U.S. and Investors III and the manager of Barings Global have the right to receive dividends from, or proceeds from the sale of, all or some of the Series C Preferred Stock or all or some of the Common Stock after conversion of the Preferred Stock.

     (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          The response set forth in Item 6 of Schedule 13D and Amendment No. 1 is hereby amended and supplemented by the following information:

          As contemplated by the Series C Stock Purchase Agreement, the Board of Directors of the Company approved and adopted a Certificate of Designation, Preferences and Rights (the "Series C Certificate") to create the Series C Preferred Stock. The Series C Certificate provides that dividends shall be cumulative at a rate of 10% per annum. Dividends shall accrue daily and be payable semi-annually, except that the Company is entitled to defer the first two years' dividends and pay such deferred dividends on the second anniversary of the date of original issuance of the Series C Preferred Stock. If the Company fails to pay a dividend when due, the dividend rate will increase to 15% per annum. The Series C Certificate provides that the holders of each share of Series C Preferred Stock shall be entitled to vote for the election of Directors to the Corporation's Board of Directors. Each share of Series C Preferred Stock shall be entitled to cast a number of votes equal to the number of shares of Common Stock into which it could be converted. The Series C Certificate also provides that upon the occurrence of an event or transaction that could result in a Change of Control, as defined in the Series C

Certificate, the holders of Series C Preferred Stock shall have the right to cause the Corporation to redeem all of such holder's then outstanding shares of Series C Preferred Stock in exchange for the number of shares of Common Stock into which it could be converted or its cash conversion amount, as set forth in the Series C Certificate.

          The Series C Certificate provides that the Series C Preferred Stock is initially convertible into shares of Common Stock of the Company at a conversion price of $2.50, but may be adjusted from time to time as set forth in the Series C Certificate. At any time after the third anniversary of the date of the original issuance of the Series C Preferred Stock, all of the shares of Series C Preferred Stock shall, at the option of the Company, automatically be converted into shares of Common Stock if certain conditions are met.

          Pursuant to the Series C Stock Purchase Agreement, the Company issued 150,000 shares of Series C Preferred Stock, all of which was purchased by the Investors and James Dowling, as set forth in Item 4.

          Private Investments is the manager of each of Investors, Employee Investors and Parallel Fund. The general partner of each of Investors and Parallel Fund and the managing member of Employee Investors have delegated all relevant rights to Private Investments. Private Investments III is the manager of each of Investors III, Barings U.S. and Barings Global. The general partner of Investors III, the sole managing member of Barings U.S. and the manager of Barings Global have delegated all relevant rights to Private Investments III. Brian P. Friedman and James L. Luikart are the managing members of Private Investments and Private Investments III.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          A. Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated March 20, 2000 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001).

          B. Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated May 14, 2001 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001).

          C. Certificate of Designation, Preferences and Rights of Series C Cumulative Convertible Preferred Stock.

          D. Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated April 17, 2001 by and among ABC-NACO Inc., and the Investors set forth therein.

                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 28, 2001



                                    FURMAN SELZ INVESTORS II L.P.
                                    FS EMPLOYEE INVESTORS LLC
                                    FS PARALLEL FUND L.P.


                                    By:  FS PRIVATE INVESTMENTS LLC

                                    By:     /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member


                                    FS PRIVATE INVESTMENTS LLC

                                    By:     /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member


                                    FURMAN SELZ INVESTMENTS II LLC

                                    By:     /s/**
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Executive Vice President

                                    ING FURMAN SELZ INVESTORS III LP
                                    ING BARINGS U.S. LEVERAGED EQUITY
                                         PLAN LLC
                                    ING BARINGS GLOBAL LEVERAGED EQUITY
                                         PLAN LTD.


                                    BY: FS PRIVATE INVESTMENTS III LLC

                                    By:        /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member

                                    FS PRIVATE INVESTMENTS III LLC

                                    By:        /s/*
                                       -------------------------------
                                       Name:  James L. Luikart
                                       Title: Managing Member

                                    ING FURMAN SELZ INVESTMENTS III LLC

                                    By:        /s/**
                                       ---------------------------------
                                       Name:  James L. Luikart
                                       Title: Executive Vice President


                                    ING FURMAN SELZ ASSET
                                    MANAGEMENT LLC

                                    By:        /s/**
                                       ---------------------------------
                                       Name:  Robert J. Miller
                                       Title: Executive Vice President


                                    ING (U.S.) FINANCIAL HOLDINGS
                                    CORPORATION

                                    By:        /s/**
                                       -------------------------------
                                       Name:  Andrew Druch
                                       Title: Secretary

                                    ING BANK N.V.

                                    By:      /s/**
                                       -------------------------------
                                       Name:  J.H.J. Houben
                                       Title: Managing Principal

                                    By:      /s/**
                                       -------------------------------
                                       Name:  P.F.M. Van Lierop
                                       Title: Senior Legal Advisor

                                    ING GROEP N.V.

                                    By:      /s/**
                                       -------------------------------
                                       Name:  J.H.J. Houben
                                       Title: Managing Principal

                                    By:      /s/*
                                       -------------------------------
                                       Name: Brian P. Friedman

                                    By:      /s/*
                                       -------------------------------
                                       Name: James L. Luikart



*  By: /s/ James L. Luikart
       ---------------------
        James L. Luikart



** By: /s/ Robert Miller
       ---------------------
         Robert Miller
         Attorney-in-Fact

EXHIBIT INDEX

No.  Description
---  -----------

(1) Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated March 20,2000 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001)

(2) Joint Reporting Agreement and Power of Attorney on Behalf of Each Reporting Person dated May 14, 2001 (incorporated by reference to the Schedule 13 D/A filed May 17, 2001)

(3) Certificate of Designation, Preferences and Rights of Series B-1 Cumulative Convertible Preferred Stock

(4) Series C Preferred Stock and Common Stock Warrant Purchase Agreement dated April 17, 2001 by and among ABC-NACO Inc., and the Investors set forth therein.